Exhibit 99.1
For Release 1 p.m. PDT
Nov. 12, 2007
Trubion Pharmaceuticals, Inc. Reports Third Quarter and Nine Months
2007 Financial Results
SEATTLE, Nov. 12, 2007 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) announced today financial results for its third quarter and nine months ended September 30, 2007.
Third Quarter and Nine Months Financial Results
Revenue for the third quarter and nine months ended September 30, 2007 was $4.6 million and $14.5 million respectively, compared to $16.5 million and $30.2 million respectively in 2006. The three-and nine-month decreases were due to decreased milestone revenue, reduced reimbursement revenue from the Wyeth collaboration as a result of the successful transfer of manufacturing activities for TRU-015 from Trubion to Wyeth during 2007, and decreased revenue from the recognition of the $40 million up-front fee from Wyeth due to a change in the estimated research and development period. These decreases were partially offset by an increase in reimbursable clinical costs related to Trubion’s Phase IIb clinical trial for TRU-015 completed in July 2007.
Total operating expenses for the third quarter and nine months ended September 30, 2007 were $11.5 million and $35.8 million respectively, compared to $11.6 million and $30.6 million respectively in 2006. The three-month decrease was primarily due to a decrease in outside manufacturing costs for TRU-015 due to the successful transfer of manufacturing activities to Wyeth during 2007. This decrease was partially offset by increased clinical costs related to our Phase IIb clinical trial for TRU-015, increased personnel-related expenses due to increased headcount and increased outside manufacturing costs related to our TRU-016 product candidate.
The nine-month increase was primarily due to increased clinical costs related to our Phase IIb clinical trial for TRU-015, increased personnel-related expenses due to increased headcount, and increased outside manufacturing costs related to our TRU-016 product candidate. These increases were partially offset by lower outside manufacturing costs for TRU-015 due to the successful transfer of manufacturing activities to Wyeth in the first quarter of 2007 and lower non-cash stock-based compensation charges.
Net loss for the third quarter and nine months ended September 30, 2007 was $5.9 million, or $0.33 per diluted common share, and $18.4 million, or $1.04 per diluted common share respectively, compared to a net gain of $5.4 million, or $3.79 per diluted common share, and $871,000, or $0.63 per diluted common share respectively in 2006.
Trubion had $86.6 million in cash, cash equivalents, and investments as of September 30, 2007, compared to $90.3 million as of June 30, 2007.
“We are pleased with our progress in the third quarter,” said Peter Thompson, M.D., FACP, Trubion’s president, chief executive officer and chairman. “We continued to advance the development of multiple product candidates and reported positive preliminary results of our Phase IIb trial evaluating TRU-015 for the treatment of Rheumatoid Arthritis. In the fourth quarter we expect to begin TRU-015 Phase I clinical trials for both Systemic Lupus Erythematosus and non-Hodgkin’s lymphoma, and have recently filed an investigational new drug application for our proprietary candidate, TRU-016 for B-cell malignancies.”
2007 Financial Guidance
As a result of lower anticipated reimbursement revenue and lower expenses due primarily to the successful transfer of manufacturing activities for TRU-015 from Trubion to Wyeth, the company expects 2007 results to fall within the low end of, or slightly below, its previously provided ranges. The guidance ranges previously provided by the company include:
•	Revenue — $20 million to $25 million. Revenue is generated from fees, milestones, and reimbursements earned through the company’s Wyeth collaboration.

•	Total operating expenses — $55 million to $60 million.

•	Operating cash requirements — $28 million to $32 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its third quarter 2007 financial results. The call will be held today at 2 p.m. Pacific Time; 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com/events.cfm, or by calling 1-888-208-1386 or 913-981-5593. A replay of the discussion will be available beginning later today from Trubion’s website or by calling 1-888-203-1112 or 1-719-457-0820, and entering 4262106. The webcast replay will be available in the events section of Trubion’s website.
About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP custom drug assembly technology. In less than 24 months, the company designed, developed and submitted to the FDA an Investigational New Drug (IND) application for its lead product candidate, TRU-015, which has completed a Phase IIb clinical trial for the treatment of rheumatoid arthritis. In December 2005, the company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s TRU-016 program targets CD37, an antigen present on B cells, for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Subject to satisfactory completion of preclinical testing of TRU-016, the company expects to file an IND for TRU-016 in the fourth quarter of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit http://www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s ability to successfully conduct clinical trials for TRU-015 and other SMIP™ product candidates, the uncertainty of the FDA approval process and other regulatory requirements, the therapeutic and commercial value of Trubion’s drug candidates, the company’s Wyeth collaboration, including its ability to receive milestone payments from Wyeth, and risks associated with defending and enforcing any patent claims or other intellectual property rights; and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended September 30, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:

Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Jenny Moede
Senior Vice President
(503) 443-7000
jmoede@wagged.com
-FINANCIAL TABLES FOLLOW-
TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$4,635	$16,539	$14,450	$30,175
Operating expenses:
Research and development	8,877	9,570	28,201	23,451
General and administrative	2,578	2,032	7,652	7,101

Total operating expenses	11,455	11,602	35,853	30,552

Income (loss) from operations	(6,820)	4,937	(21,403)	(377)
Interest income	1,120	419	3,582	1,389
Interest expense	(213)	(49)	(566)	(163)
Other income	—	83	—	22

Net income (loss)	$(5,913)	$5,390	$(18,387)	$871

Basic net income (loss) per share	$(0.33)	$3.79	$(1.04)	$0.63

Diluted net income (loss) per share	$(0.33)	$0.40	$(1.04)	$0.06

Shares used in computation of basic net income (loss) per share	17,758	1,421	17,654	1,376

Shares used in computation of diluted net income (loss) per share	17,758	13,245	17,654	13,162

	September 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$45,835	$56,414
Investments	40,764	49,387
Total assets	101,787	121,394
Deferred revenue	26,316	31,778
Total stockholers’ equity	57,467	72,654
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